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                                                                      EXHIBIT 21

                CONCORDE CAREER COLLEGES, INC. AND SUBSIDIARIES

                        SUBSIDIARIES OF THE REGISTRANT


Southern California College of Medical and Dental Assistants, Inc.

United Health Careers Institute, Inc.

Computer Career Institute, Inc.

Colleges of Dental and Medical Assistants, Inc.

Concorde Careers--Florida, Inc.

Concorde Career Institute, Inc., (Florida Corporation)

Career Assistance, Inc.